Exhibit 10.2

AVIZA TECHNOLOGY, INC.
2007 MANAGEMENT BONUS PLAN

1.             Purpose.  This 2007 Management Bonus Plan (this “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible officers of Aviza Technology, Inc. (the “Company”) and its subsidiaries toward higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified officers. This Bonus Plan is for the benefit of Covered Officers (as defined below).  The Bonus Plan is designed to ensure the bonuses paid hereunder to Covered Officers are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder.

2.             Covered Officers. From time to time, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company may select certain key officers who are or who at some future date may be “covered employees” as defined in Section 162(m)(3) of the Code (the “Covered Officers”) to be eligible to receive bonuses hereunder.

3.             Administration.  Unless otherwise determined by the Board, the Compensation Committee shall have the sole discretion and authority to administer and interpret this Bonus Plan.  At all times the Compensation Committee shall consist of at least two members of the Board who shall qualify as “outside directors” under Section 162(m) of the Code.

4.             Bonus Determinations.

(a)   A Covered Officer may receive a bonus payment under this Bonus Plan based upon the attainment of performance objectives which are established by the Compensation Committee and relate to financial, operational or other metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including but not limited to: (i) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (ii) sales or revenue, (iii) acquisitions or strategic transactions, (iv) operating income (loss), (v) cash flow (including, without limitation, operating cash flow and free cash flow), (vi) return on capital, (vii) return on assets (including, without limitation, return on net assets), (viii) return on stockholders’ equity, (ix) economic value added, (x) stockholder returns, (xi) return on sales, (xii) gross or net profit margin, (xiii) productivity, (xiv) expenses, (xv) margins, (xvi) operating efficiency, (xvii) customer satisfaction, (xviii) working capital, (xix) earnings (loss) per share, (xx) price per share of equity securities, (xxi) market share and (xxii) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease, or as compared to results of a peer group.

(b)   Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Officers under this Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals, (ii) bonus formulas for Covered Officers shall be adopted in each performance period by the Compensation Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and (iii) no bonuses shall be paid to Covered Officers unless and until the Compensation Committee makes a certification with respect to the attainment of the performance objectives as required by Section 162(m) of the Code.  The Compensation Committee shall have no discretion to increase the amount of a Covered Officer’s bonus as determined under the applicable bonus formula.  Notwithstanding the foregoing, the Company may pay bonuses (including, without limitation, discretionary bonuses) to Covered Officers under this Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(c)   The maximum bonus payable to a Covered Officer under this Bonus Plan shall not exceed $1,000,000 with respect to any calendar year.

(d)   The payment of a bonus to a Covered Officer with respect to a performance period shall be conditioned upon the Covered Officer’s employment with the Company on the last day of the performance period; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Officer’s termination of employment, retirement, death or disability.

(e)   All bonuses paid hereunder shall be subject to applicable state, federal and local tax withholding.

5.             Bonus Payments. Bonuses awarded under this Bonus Plan shall be paid in cash and are not intended to be classified as deferred compensation for purposes of Section 409A of the Code (together with any regulations or other interpretive guidance that me be issued after the date hereof, “Section 409A”). This Bonus Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  The Compensation Committee may, in its discretion, adopt such amendments to this Bonus Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Compensation Committee determines are necessary and appropriate to exempt any bonuses awarded under this Bonus Plan from Section 409A or to comply with the requirements of Section 409A.

6.             Amendment and Termination. The Company reserves the right to amend or terminate this Bonus Plan at any time in its sole discretion.  Any amendments to this Bonus Plan shall require stockholder approval only to the extent required by Section 162(m) of the Code.

7.             Stockholder Approval.  No bonuses shall be paid under this Bonus Plan unless and until the Company’s stockholders shall have approved this Bonus Plan and the Performance Goals as required by Section 162(m) of the Code.  So long as this Bonus Plan shall not have been previously terminated by Company, it shall be resubmitted for approval by the Company’s stockholders in the fifth year after it shall have first been approved by the Company’s stockholders, and every fifth year thereafter.  In addition, the Bonus Plan shall be resubmitted to the Company’s stockholders for approval as required by Section 162(m) of the Code if it is amended in any way which changes the material terms of the Plan’s Performance Goals set forth in the first paragraph of Section 4, including by materially modifying such Performance Goals, increasing the maximum bonus payable under the Bonus Plan or changing the Plan’s eligibility requirements.

8.             Governing Law. This Bonus Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflict of the law principles that would result in the application of any laws other than the laws of the State of Delaware.